Exhibit 21

                         Subsidiaries of the Registrant

         The information below is provided, as of March 16, 2001, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                            Percentage of Voting
                                        Organized Under     Securities Owned by
Name                                    the Laws of         Immediate Parent

Curtiss-Wright Flight Systems, Inc.        Delaware               100%

Metal Improvement Company, Inc.            Delaware               100%

Curtiss-Wright Flow Control Corporation    New York               100%

Curtiss-Wright Flow Control                Delaware               100%
Service Corporation

Curtiss-Wright Flow Control Company        Nova Scotia,           100%
Canada                                     Canada

Curtiss-Wright Flight Systems Europe A/S   Denmark                100%

Curtiss-Wright Foreign Sales Corp.         Barbados               100%

Curtiss-Wright Antriebstechnik GmbH        Switzerland            100%